Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2015 Results
OLD GREENWICH, Connecticut—November 3, 2015
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended September 30, 2015.
Summary of Financial Results

•	Net loss for the quarter was $4.8 million, or $0.53 per share, as compared to net income of $0.2 million, or $0.02 per share, in the second quarter of 2015.

•	Core Earnings[1] for the quarter was $6.3 million, or $0.69 per share, as compared to $5.2 million, or $0.57 per share, in the second quarter of 2015.

•	Book value decreased to $16.20 per share as of September 30, 2015 from $17.18 per share as of June 30, 2015, after giving effect to a third quarter dividend of $0.45 per share.

•
Net interest margin was 2.19%, as compared to 1.83% for the second quarter of 2015. Excluding "Catch-up Premium Amortization Adjustments," net interest margin was 1.93% for the third quarter of 2015 as compared to 1.96% for the second quarter of 2015.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 7.1% CPR for the quarter, as compared to 7.4% in the second quarter of 2015.

•	Dividend yield of 14.5% based on November 2, 2015 closing stock price of $12.44.

•
Debt-to-equity ratio was 8.3:1 as of September 30, 2015, as compared to 8.0:1 as of June 30, 2015. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.1:1 and 7.9:1, respectively.

Third Quarter 2015 Results
"Towards the end of the third quarter, Agency RMBS spreads widened substantially relative to Treasuries and interest rate swaps, and as a result we recognized a net loss of $0.53 per share for the quarter. The spread widening was not based on any fundamental underperformance by Agency RMBS, but rather it was largely a technical widening in sympathy with virtually all other spread product worldwide. Since the end of the quarter, we have already seen a partial reversal of the spread widening, and we expect this trend to continue. We believe that the current investment environment, highlighted by significantly wider available net interest margins across most of our targeted asset classes, is very favorable for our strategies," said Laurence Penn, Chief Executive Officer and President.
"The performance of the hedging side of our portfolio was weakened by both declining interest rates and high levels of interest rate volatility during the quarter, but on the asset side our portfolio of Agency specified pools continued to perform well relative to their generic pool counterparts. Should refinancing activity pick up as a result of continued lower long-term interest rates, we believe that our specified pools will substantially further outperform their generic pool counterparts. We are also optimistic about the additional opportunities that may arise as a result of governmental actions, including a possible forthcoming hike in short-term interest rates by the Federal Reserve, as well as some recent policy changes on the part of the Federal Housing Finance Agency, designed to facilitate the loosening of mortgage credit."
As of September 30, 2015, our mortgage-backed securities portfolio consisted of $1.146 billion of fixed rate Agency "specified pools," $39.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $59.5 million of Agency reverse mortgage pools, $7.3 million of Agency interest only securities, or "Agency IOs," and $28.9 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly decreased our holdings of fixed rate pass throughs and we slightly increased our holdings of reverse mortgage pools. Overall, the size of our RMBS portfolio declined to $1.281 billion as of September 30, 2015 from $1.335 billion as of June 30, 2015. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $81.5 million in notional amount of long TBA positions for investment purposes at September 30, 2015, up from $41.5 million at June 30, 2015. For financial reporting purposes, TBAs are considered derivative instruments.
Market volatility and uncertainty around the direction of interest rates continued in the third quarter. Slowing growth in the Chinese economy and weakening fundamentals in many emerging market economies spread fears of slower global growth, leading to a steep decline in long-term U.S. interest rates, a broad sell-off in global equity markets, and a significant widening in global credit spreads. Over the course of the quarter, financial markets were grappling with conflicting forces: on the one hand a global economy that was slowing, and on the other hand a U.S. economy that appeared strong enough for the Federal

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Reserve to begin tightening monetary policy in September. Despite concerns over Federal Reserve tightening, long-term U.S. interest rates declined sharply and the yield curve flattened as investors sought the safe haven of U.S. Treasury securities, and this trend continued when the Federal Reserve chose not to raise the target federal funds rate in September. The 10-year U.S. Treasury yield ended the third quarter sharply lower at 2.04% as compared to 2.35% at the end of the second quarter, a drop of 31 basis points, while the 2-year U.S. Treasury yield dropped only 1 basis point, from 0.64% to 0.63% over the course of the quarter. Interest rate swap rates decreased even more than U.S. Treasury yields, with 2-year and 10-year swap rates falling 16 basis points and 46 basis points, respectively, over the course of the quarter. Since the majority of our interest rate hedges were in the form of interest rate swaps, this further contributed to our third quarter mark-to-market losses. The average rate for a fixed rate 30-year conventional mortgage also decreased over the course of the third quarter, falling 0.23% to 3.85% as of September 30, 2015.
Yield spreads on Agency RMBS widened in the third quarter, especially in the latter part of the quarter. While Agency RMBS are not generally considered to have credit risk, their yield spreads nevertheless widened in the third quarter in sympathy with many credit-sensitive sectors, including corporate bonds and CMBS. Typically, the principal factor that drives the underperformance of Agency RMBS relative to interest rate swaps and U.S. Treasury securities is an actual or market anticipated increase in prepayments. While prepayments did increase slightly during the third quarter, they remain low relative to the absolute level of mortgage rates. Thus the yield spread widening of Agency RMBS was considered more technical in nature, as opposed to reflecting fundamental underperformance.
Interest rate swap spreads also exhibited an unusually high level of volatility during the quarter, with the 10-year swap spread to U.S Treasury securities actually becoming negative for the first time since 2010. These swap spread movements exacerbated the widening in yield spreads between Agency RMBS and interest rate swaps, which was the primary cause of the substantial underperformance of our Agency RMBS portfolio relative to our swap hedges during the third quarter. Specifically, for the quarter ended September 30, 2015, we had total net realized and unrealized gains of $5.5 million, or $0.60 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $18.7 million, or $2.04 per share, on our interest rate hedging portfolio.
Notwithstanding the general underperformance of Agency RMBS relative to interest rate swaps during the third quarter, specified Agency pools performed well relative to their generic pool counterparts, as their inherent prepayment protection characteristics increased their attractiveness in light of falling interest rates and the heightened possibility of future prepayment increases. Over the course of the quarter, pay-ups on our specified pools increased to 0.99% as of September 30, 2015 from 0.81% as of June 30, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
Over the course of the third quarter, TBA roll prices weakened. Because we generally carry a net short position in TBAs to hedge interest rate risk, this weakening augmented the performance of our Agency strategy. We actively traded our Agency RMBS portfolio during the third quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 27% (as measured by sales and excluding paydowns), and we captured net realized gains of $0.6 million, excluding hedges.
During the third quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of September 30, 2015, the weighted average coupon on our fixed rate specified pools remained at 3.95%, essentially unchanged from its level at June 30, 2015. We also continued to be active in the reverse mortgage pool sector, and we added to our holdings during the quarter, as their yield spreads increased in sympathy with those of the broader market. Our Agency RMBS portfolio also continues to include a small allocation to Agency ARMs and Agency IOs. Notwithstanding the recent declines in interest rates, we believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.8% as compared to 3.8%, as of June 30, 2015. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.0% and 6.4% as of September 30, 2015 and June 30, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
In the aftermath of the significant third quarter yield spread widening, and with prepayments remaining relatively muted despite continued low levels of mortgage rates, we believe that Agency RMBS currently offer very attractive net interest margins and overall relative value.

Relative to certain other sectors of the fixed income market such as new issue CMBS and high-yield corporate credit, non-Agency RMBS performed well during the third quarter. Yield spread widening for non-Agency RMBS was relatively contained, as strong housing fundamentals continued to support the sector. We did not actively trade our non-Agency RMBS portfolio during the third quarter as we believe that given the heightened level of overall market volatility, more attractive entry points may emerge over the near to medium term. As of September 30, 2015, our investment in non-Agency RMBS was $28.9 million as compared to $30.3 million as of June 30, 2015.
For the quarter ended September 30, 2015, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.40%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.21%, resulting in a net interest margin for the quarter of 2.19%. In comparison, for the quarter ended June 30, 2015, the annualized weighted average yield of our Agency and non-Agency RMBS was 2.92%, while the average cost of funds including interest rate swaps and U.S. Treasuries was 1.09%, resulting in a net interest margin of 1.83%. During the third quarter, we had a positive "Catch-up Premium Amortization Adjustment" in the amount of $0.9 million, which increased our net interest income. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The amount of this adjustment can vary significantly from quarter to quarter. During the third quarter, prepayment speeds on our Agency RMBS decreased, reflecting the impact of the increase in mortgage rates that occurred in the second quarter. Excluding the Catch-up Premium Amortization Adjustment, our weighted average yield on our portfolio was 3.14% and our net interest margin was 1.93%. In addition, yields on our held Agency RMBS portfolio, which are based on projections made as of the beginning of the quarter, increased on a quarter-over-quarter basis. During the quarter ended June 30, 2015, the Catch-up Premium Amortization Adjustment decreased interest income by approximately $0.4 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the quarter ended June 30, 2015 would have been 3.05% and our net interest margin would have been 1.96%.
The increase in our cost of funds was related to two main factors. First, our cost of repo increased 0.04% to 0.43% for the third quarter, as repo borrowing rates were generally slightly higher for most of the third quarter. However, following the September decision by the Federal Reserve not to raise the target federal funds rate, we saw a decline in the cost of repo borrowing, and this has persisted into the early part of the fourth quarter. Second, during the third quarter we continued to gradually shift our hedges to be less concentrated in TBA short positions and more concentrated in interest rate swaps and short positions in U.S. Treasury securities. This shift increased our interest expense and therefore also our cost of funds.
After giving effect to a third quarter dividend of $0.45 per share, our book value per share was $16.20 as of September 30, 2015, a 5.7% decrease from our book value per share as of June 30, 2015 of $17.18. Our economic return on book value for the third quarter was (3.1)%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended September 30, 2015, Core Earnings was $6.3 million, or $0.69 per share, and for the quarter ended June 30, 2015, Core Earnings was $5.2 million, or $0.57 per share. Core Earnings is a non-GAAP financial measure. The increase in our Core Earnings quarter over quarter was primarily related to an increase in our net interest income, which was principally related to a Catch-up Premium Amortization Adjustment related to a decline in prepayments in our Agency pools. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of September 30, 2015 and June 30, 2015:

	September 30, 2015					June 30, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$162,453	$171,824	$105.77	$170,327	$104.85	$157,422	$166,058	$105.49	$165,150	$104.91
20-year fixed rate mortgages	9,094	9,837	108.17	9,602	105.59	9,250	9,934	107.39	9,776	105.69
30-year fixed rate mortgages	894,774	964,391	107.78	950,696	106.25	958,490	1,024,243	106.86	1,017,219	106.13
ARMs	36,782	39,130	106.38	39,197	106.57	38,594	40,997	106.23	40,976	106.17
Reverse mortgages	53,986	59,541	110.29	59,683	110.55	50,788	56,233	110.72	56,591	111.43
Total Agency RMBS	1,157,089	1,244,723	107.57	1,229,505	106.26	1,214,544	1,297,465	106.83	1,289,712	106.19
Non-Agency RMBS	42,978	28,895	67.23	27,791	64.66	44,386	30,288	68.24	28,612	64.46
Total RMBS(2)	1,200,067	1,273,618	106.13	1,257,296	104.77	1,258,930	1,327,753	105.47	1,318,324	104.72
Agency IOs	n/a	7,274	n/a	8,229	n/a	n/a	7,070	n/a	7,270	n/a
Total mortgage-backed securities		1,280,892		1,265,525			1,334,823		1,325,594
U.S. Treasury securities sold short	(70,020)	(70,671)	100.93	(70,142)	100.17	(51,380)	(51,184)	99.62	(51,931)	101.07
Reverse repurchase agreements	76,610	76,610	100.00	76,610	100.00	58,859	58,859	100.00	58,859	100.00
Total		$1,286,831		$1,271,993			$1,342,498		$1,332,522

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.330 billion and $1.346 billion for the three month periods ended September 30, 2015 and June 30, 2015, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of September 30, 2015 and June 30, 2015:

	September 30, 2015	June 30, 2015
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$558	$48
TBA securities sale contracts	17	858
Fixed payer interest rate swaps	5	3,635
Fixed receiver interest rate swaps	947	—
Total financial derivatives–assets, at fair value:	1,527	4,541
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(1)	—
TBA securities sale contracts	(1,158)	(677)
Fixed payer interest rate swaps	(15,255)	(3,313)
Swaptions	—	(17)
Total financial derivatives–liabilities, at fair value:	(16,414)	(4,007)
Total	$(14,887)	$534

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of September 30, 2015 and June 30, 2015:

	September 30, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(214)	0.80%	0.31%	1.02
2017	74,750	(815)	1.21	0.32	1.84
2018	71,529	(620)	1.11	0.30	2.54
2020	134,620	(2,402)	1.65	0.31	4.64
2022	27,700	(828)	2.04	0.33	6.57
2023	131,164	(4,222)	2.13	0.32	7.64
2024	12,900	(977)	2.73	0.31	8.70
2025	83,740	(2,021)	2.17	0.31	9.54
2043	26,000	(3,151)	3.04	0.32	27.65
Total	$610,403	$(15,250)	1.74%	0.31%	6.24

	June 30, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(191)	0.80%	0.28%	1.28
2017	74,750	(676)	1.21	0.28	2.10
2018	71,529	(1)	1.11	0.28	2.79
2020	88,000	96	1.62	0.28	4.79
2022	27,700	8	2.04	0.28	6.82
2023	131,164	758	2.13	0.28	7.90
2024	12,900	(474)	2.73	0.28	8.95
2025	90,290	1,737	2.21	0.26	9.79
2043	29,089	(935)	3.06	0.28	27.90
Total	$573,422	$322	1.76%	0.28%	6.76
The following table provides details about our fixed receiver interest rate swaps as of September 30, 2015. We had no fixed receiver interest rate swaps as of June 30, 2015.

Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$947	0.29%	3.00%	9.80
Total	$9,700	$947	0.29%	3.00%	9.80

Interest Rate Swaptions
The following table provides information about our swaptions as of June 30, 2015. We had no swaptions as of September 30, 2015:

June 30, 2015
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$(17)	0.5	$9,700	10.0	3.00%
TBAs
The following table provides information about our TBAs as of September 30, 2015 and June 30, 2015:

	September 30, 2015				June 30, 2015
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$78,601	$80,367	$80,925	$558	$41,508	$41,433	$41,481	$48
Liabilities	2,908	3,046	3,045	(1)	—	—	—	—
	81,509	83,413	83,970	557	41,508	41,433	41,481	48
Sale contracts:
Assets	(33,420)	(36,220)	(36,203)	17	(214,926)	(230,900)	(230,042)	858
Liabilities	(402,026)	(429,041)	(430,199)	(1,158)	(313,059)	(330,828)	(331,505)	(677)
	(435,446)	(465,261)	(466,402)	(1,141)	(527,985)	(561,728)	(561,547)	181
Total TBA securities, net	$(353,937)	$(381,848)	$(382,432)	$(584)	$(486,477)	$(520,295)	$(520,066)	$229

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended September 30, 2015 and June 30, 2015:

	Three Month Period Ended September 30, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(1,044)	$(19)	$(1,063)	$(1,066)	$(13,559)	$(14,625)
Swaptions		(500)	(500)		17	17
TBAs		(1,689)	(1,689)		(813)	(813)
Total	$(1,044)	$(2,208)	$(3,252)	$(1,066)	$(14,355)	$(15,421)

	Three Month Period Ended June 30, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(2,148)	$(1,366)	$(3,514)	$270	$11,794	$12,064
Swaptions		—	—		(333)	(333)
TBAs		(328)	(328)		1,525	1,525
Total	$(2,148)	$(1,694)	$(3,842)	$270	$12,986	$13,256
Interest Rate Sensitivity
The following table summarizes, as of September 30, 2015, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$260	$(359)
Agency RMBS - Fixed Pools and IOs	20,159	(26,624)
TBAs	(2,832)	5,417
Non-Agency RMBS	350	(336)
Interest Rate Swaps	(17,301)	16,485
U.S. Treasury Securities	(1,941)	1,874
Repurchase and Reverse Repurchase Agreements	(751)	794
Total	$(2,056)	$(2,749)

(1)
Based on the market environment as of September 30, 2015. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of September 30, 2015 and June 30, 2015:

	September 30, 2015			June 30, 2015
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$472,278	0.43%	15	$172,255	0.36%	16
31-60 days	371,885	0.46	44	136,666	0.36	46
61-90 days	169,786	0.47	74	432,874	0.41	77
91-120 days	211,956	0.57	107	165,617	0.42	107
121-150 days	—	—	—	191,503	0.44	136
151-180 days	—	—	—	165,564	0.48	166
Total	$1,225,905	0.47%	48	$1,264,479	0.41%	90

Towards the end of the third quarter, many of the opportunities that we were seeing to lock in financing past year end were, we believed, unattractive, even in the context of our expectations for year-end funding premiums. As a result, we intentionally shortened some of our repo maturities to avoid funding past year-end, on the belief that in the fourth quarter we would see more attractive opportunities to lock in our year-end funding. As of September 30, 2015, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of September 30, 2015 and were entirely related to Agency RMBS. The above figures are as of the respective quarter ends; over the course of the quarters ended September 30, 2015 and June 30, 2015 our average cost of repo was 0.43% and 0.39%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended September 30, 2015, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.3% on an annualized basis.
Dividends
On September 15, 2015, our Board of Trustees declared a third quarter dividend of $0.45 per share, or $4.1 million, which was paid on October 26, 2015 to shareholders of record on September 30, 2015.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. During the quarter ended September 30, 2015, we made our first repurchases under the program, purchasing 23,481 common shares at an average price of $12.93 for an aggregate cost of approximately $0.3 million.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended September 30, 2015 and June 30, 2015, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended September 30, 2015	Three Month Period Ended June 30, 2015
Net Income (Loss)	$(4,817)	$190
Less:
Net realized gains on mortgage-backed securities	596	1,442
Net realized losses on financial derivatives, excluding periodic payments(1)	(2,208)	(1,694)
Change in net unrealized gains (losses) on mortgage-backed securities	4,862	(17,722)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(14,355)	12,986
Subtotal	(11,105)	(4,988)
Core Earnings	$6,288	$5,178
Weighted Average Shares Outstanding	9,140,452	9,149,274
Core Earnings Per Share	$0.69	$0.57

(1)
For the three month period ended September 30, 2015, represents Net realized gains (losses) on financial derivatives of $(3,252) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(1,044). For the three month period ended June 30, 2015, represents Net realized gains (losses) on financial derivatives of $(3,842) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2,148).

(2)
For the three month period ended September 30, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $(15,421) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,066). For the three month period ended June 30, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $13,256 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $270.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 4, 2015, to discuss our financial results for the quarter ended September 30, 2015. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 59355370. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 4, 2015, at approximately 2:00 p.m. Eastern Time through Wednesday, November 11, 2015 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 59355370. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2015	June 30, 2015	September 30, 2015
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,315	$9,841	$31,436
Interest expense	(1,642)	(1,520)	(4,420)
Total net interest income	9,673	8,321	27,016
EXPENSES
Management fees	557	592	1,759
Professional fees	144	135	422
Other operating expenses	574	538	1,774
Total expenses	1,275	1,265	3,955
OTHER INCOME (LOSS)
Net realized gains on mortgage-backed securities	596	1,442	8,760
Net realized losses on financial derivatives	(3,252)	(3,842)	(15,838)
Change in net unrealized gains (losses) on mortgage-backed securities	4,862	(17,722)	(7,674)
Change in net unrealized gains (losses) on financial derivatives	(15,421)	13,256	(9,258)
Total other loss	(13,215)	(6,866)	(24,010)
NET INCOME (LOSS)	$(4,817)	$190	$(949)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.53)	$0.02	$(0.10)
WEIGHTED AVERAGE SHARES OUTSTANDING	9,140,452	9,149,274	9,146,301
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.45	$0.55	$1.55

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2015	June 30, 2015	December 31, 2014(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$40,482	$43,978	$45,237
Mortgage-backed securities, at fair value	1,280,892	1,334,823	1,393,303
Due from brokers	41,068	26,145	18,531
Financial derivatives–assets, at fair value	1,527	4,541	3,072
Reverse repurchase agreements	76,610	58,859	13,987
Receivable for securities sold	70,087	45,045	41,834
Interest receivable	4,784	4,522	4,793
Other assets	407	536	317
Total Assets	$1,515,857	$1,518,449	$1,521,074
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,225,905	$1,264,479	$1,323,080
Payable for securities purchased	45,333	32,504	4,227
Due to brokers	2,654	1,503	583
Financial derivatives–liabilities, at fair value	16,414	4,007	8,700
U.S. Treasury securities sold short, at fair value	70,671	51,184	13,959
Dividend payable	4,111	5,032	5,032
Accrued expenses	771	709	890
Management fee payable	557	592	551
Interest payable	1,416	1,211	687
Total Liabilities	1,367,832	1,361,221	1,357,709
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,135,021, 9,149,274, and 9,149,274 shares issued and outstanding, respectively)	91	91	91
Additional paid-in-capital	181,066	181,342	181,282
Accumulated deficit	(33,132)	(24,205)	(18,008)
Total Shareholders' Equity	148,025	157,228	163,365
Total Liabilities and Shareholders' Equity	$1,515,857	$1,518,449	$1,521,074
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$16.20	$17.18	$17.86

(1)	Derived from audited financial statements as of December 31, 2014.